Exhibit 99.1


For Immediate Release                               For more information contact
                                                        Roger Hurst 303-794-2000


             AspenBio Appoints David Welch to the Board of Directors

Castle Rock, CO, October 4, 2004 - AspenBio, Inc. (OTCBB: APNB) announced today that David Welch has been appointed to the Board of Directors. Mr. Welch has also been elected as Chairman of the Company's Audit Committee and will serve as a member of the Compensation, Nominating and Corporate Governance committees. Mr. Welch brings significant hands-on experience in dealing with issues facing small public companies.

David E. Welch, age 57, has served as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a public company located in Golden, Colorado, since April 2004. He also is a self-employed financial consultant. From July 1999 to June 2002 Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998 he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Mircromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the Boards of Directors of Advanced Nutraceuticals, Inc., and Communication Intelligence Corporation, both publicly traded companies.

"We believe that Mr. Welch's addition to the Company's Board will bring significant expertise to assist AspenBio with the complex reporting and operational requirements facing public companies in today's environment" stated Roger Hurst, President of AspenBio, Inc.


This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.